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                                                                    Exhibit 99.1


CONTACT:          Steven J. Johnston
                  Senior Vice President, Treasurer, and Chief Financial Officer
                  (614) 464-5029



                       State Auto Mutual Special Committee
                   Recommends Against Discussions with Shepard

         Columbus, Ohio -- June 29, 2003 - Outside directors of State Automobile Mutual Insurance Company, constituted as a special committee to review takeover proposals advanced by investor Gregory M. Shepard of Bloomington, Ill., announced today their recommendation to the full State Auto Mutual board that the company not enter into discussion of the proposals with Shepard.

         The special committee determined that:

         - Shepard's proposals are impractical. The committee noted the proposals follow a pattern used before by Shepard in which he makes impractical proposals, and accompanies them with wide publicity in an attempt to pressure the target company into a transaction for short term gain.

         - Shepard's proposals provide no additional resources or insurance business opportunities to State Auto Mutual.

         - The committee sees no apparent benefit to State Auto Mutual or its constituencies to be derived from engaging in discussions with Shepard.

         The committee said its conclusions were reached after review of the various proposals submitted by Shepard over the past 30 days. State Auto Mutual CEO Robert Moone said the recommendation would be considered by the full board.

         Shepard, a five percent shareholder in State Auto Mutual's subsidiary State Auto Financial Corporation (STFC), had proposed the purchase of eight million public shares of STFC which would be paid for by issuing surplus notes on the credit of State Auto Mutual. Shepard's proposals were conditioned on his gaining control of both companies.